CERTIFICATE OF DESIGNATION OF THE SERIES, PREFERENCES,
                     LIMITATIONS AND RELATIVE RIGHTS OF THE
                                    SERIES B
                       SENIOR CONVERTIBLE PREFERRED STOCK
                            $.001 PAR VALUE PER SHARE
                                       OF

                                 THRUCOMM, INC.
          ------------------------------------------------------------
      Pursuant to Section 607.0602 of the Florida Business Corporation Act
          ------------------------------------------------------------

     The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors (the "BOARD OF DIRECTORS") of THRUCOMM, INC., a Florida corporation (the "CORPORATION"), at a meeting duly convened and held on December 31, 1997, duly adjourned and reconvened on January 5, 1998, at which a quorum was present and acted throughout:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Articles of Incorporation of the Corporation (the "ARTICLES OF INCORPORATION"), to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in a resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in the Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Florida Business Corporation Act; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its aforesaid authority, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

     NOW, THEREFORE, BE IT RESOLVED:

     1.  DESIGNATION AND NUMBER OF SHARES.

          There shall be hereby established a single series of the preferred stock of the Corporation, the designation of which shall be "Series B Senior Convertible Preferred Stock", par value $.001 per share (the "SERIES B SENIOR PREFERRED STOCK"). The number of authorized shares constituting the Series B Senior Preferred Stock is 2,200,000.

     2. RANK.

          a. The Series B Senior Preferred Stock shall, with respect to dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank on a parity with the Corporation's Series A Senior Convertible Preferred Stock, par value $.001 per share (the "SERIES A SENIOR PREFERRED Stock"). The Series B Senior Preferred Stock shall, with respect to dividend distributions, rank on a parity with, and with respect to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to the Corporation's common stock, no par value per share (the "COMMON STOCK"). The Series B Senior Preferred Stock shall, with respect to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to the Corporation's Series A-P, Mandatory Convertible Preferred Stock, par value $.001 per share (collectively, the "SERIES A-P PREFERRED STOCK").

          b. All classes or series of Capital Stock of the Corporation simultaneously or hereafter created that do not expressly provide that it rank on a parity with or senior to the Series B Senior Preferred Stock with respect to dividend distributions or distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation shall rank junior to the Series B Senior Preferred Stock, and together with all classes or series of Capital Stock of the Corporation which expressly provide that it rank junior to the Series B Senior Preferred Stock with respect to dividend distributions or distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation are collectively referred to herein as "JUNIOR STOCK". All classes or series of Capital Stock of the Corporation hereafter created which expressly provide that it rank on a parity with the Series B Senior Preferred Stock with respect to dividend distributions or distribution of assets and rights upon the liquidation, winding up and dissolution of the Corporation are collectively referred to herein as "PARITY STOCK". All classes or series of Capital Stock of the Corporation simultaneously or hereafter created which expressly provide that it rank senior to the Series B Senior Preferred Stock with respect to dividend distributions or distribution of assets and rights upon the liquidation, winding up and dissolution of the Corporation are collectively referred to herein as "SENIOR STOCK".

     3.   DIVIDENDS.

          a. So long as any shares of Series A-P Preferred Stock are outstanding, no dividend or distribution (except a dividend or distribution paid in Common Stock or any other Capital Stock of the Corporation ranking junior to the Preferred Stock as to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation) shall be declared or paid or set aside for payment on the Common Stock, the Series B Senior Preferred Stock or on any other Capital Stock of the Corporation nor, except for the Series B Senior Preferred Stock, shall any Common Stock or other Capital Stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, except by conversion into, or exchange for, Common Stock or other Capital Stock of the Corporation ranking junior to the Series A-P Preferred Stock as to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation.

          b. The holders of the outstanding shares of Series B Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends to the same extent as, on the same basis as, at the same rate as, and contemporaneously with, dividends when, as and if declared by the Board of Directors with respect to shares of Common Stock, as if such Series B Senior Preferred Stock had been converted into Common Stock, on the record date for determining the holders of Common Stock entitled to receive such dividend. Such dividends shall be paid on the dates specified by the Board of Directors as the dates for payment of dividends in respect of shares of Common Stock (each, a "DIVIDEND PAYMENT DATE"). No interest or dividends shall be payable in respect of any dividends which may be in arrears. Each distribution on the Series B Senior Preferred Stock shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than ten (10) nor more than sixty (60) days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors.

          c. All dividends paid with respect to shares of Series B Senior Preferred Stock pursuant to paragraph 3(a) shall be paid PRO RATA and in like manner to all of the holders entitled thereto.

          d. Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series B Senior Preferred Stock or Common Stock at any time.

          e.
               (i) No full dividends shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation on any Parity Stock (including the Common Stock) unless, contemporaneously therewith, a like ratable dividend calculated in accordance with paragraph 3(a) hereof is declared and paid, or declared and a sum set apart sufficient for such payment, on the Series B Senior Preferred Stock, payable as set forth in paragraph 3(a) hereof. If any such dividends are not paid in full, as aforesaid, on the shares of the Series B Senior Preferred Stock and any other Parity Stock, all dividends declared upon shares of the Series B Senior Preferred Stock and any other Parity Stock shall be declared PRO RATA so that the amount of dividends declared per share on the Series B Senior Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Senior Preferred Stock and such Parity Stock bear to each other.

               (ii) The Corporation shall not declare, pay or set apart for payment any dividend on any shares of Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any of its Subsidiaries to purchase or redeem any shares of Junior Stock or any such warrants, rights, calls or options, unless all accrued and unpaid dividends have been or contemporaneously are declared and paid in cash, or declared and a sum in cash set apart sufficient for such payment, on the Series B Senior Preferred Stock (all such prohibited payments and other actions set forth above in this paragraph 3(d)(2) being collectively referred to as "RESTRICTED JUNIOR PAYMENTS"). The foregoing provisions will not prohibit any of the following: (a) the payment of dividends or other distributions on Junior Stock in the form of additional shares of Junior Stock (or the adjustment of the Liquidation
          Preference of such Junior Stock); and (b) the payment of any Restricted Junior Payment made with the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Series B Senior Preferred Stock, voting or consenting, as the case may be, as one class, provided that such holders do not also beneficially own shares of Junior Stock.

          f. Subject to the foregoing provisions of this paragraph 3, the Corporation may declare, pay or set apart for payment dividends on any shares of Junior Stock or Parity Stock, or make any payments on account of or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Stock or Parity Stock or make any distribution in respect thereof and the Corporation may permit any of its Subsidiaries to purchase or redeem any shares of Junior Stock or Parity Stock or such warrants, rights, calls or options, and the holders of the shares of the Series B Senior Preferred Stock shall not be entitled to share therein.

     4.   LIQUIDATION RIGHTS.

          a. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Senior Preferred Stock then outstanding shall be entitled to be paid, for each share held, out of the assets of the Corporation available for distribution to its shareholders (the "AVAILABLE ASSETS"), an amount equal to $.001 per share (the "LIQUIDATION PREFERENCE"). The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more other corporation or corporations (whether or not the Corporation is the surviving corporation in such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, within the meaning of the provisions of this paragraph 4, unless in each such case such sale or merger involves a plan of liquidation.

          b. LIQUIDATION PAYMENT; INSUFFICIENT FUNDS. Upon any liquidation, dissolution or winding up of the Corporation, the holders of outstanding Series B Senior Preferred Stock shall be entitled to receive payment for each share held, out of the excess, if any, of the Available Assets after any distribution of the Available Assets to any holder of any shares Senior Stock with respect to distributions of Available Assets (the "REMAINDER AVAILABLE ASSETS"), an amount in cash equal to the Liquidation Preference per share, plus all accumulated and unpaid dividends thereon to the date fixed for liquidation winding up and dissolution of the Corporation (the "LIQUIDATION PAYMENT"). If upon such liquidation, dissolution or winding up, the Remainder Available Assets to be distributed among the holders of the Series B Senior Preferred Stock shall be insufficient to permit payment in full of the Liquidation Payment to the holders of outstanding shares of the Series B Senior Preferred Stock and any preferential amount to be paid to the holders of Parity Stock with respect to distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, including the Series A Senior Preferred Stock, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Senior Preferred Stock and the holders of such Parity Stock are entitled, were paid in full.

          c. PRIORITY. All of the preferential amounts to be paid to the holders of the Series B Senior Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of Series A-P Preferred Stock, the holders of Common Stock, and any other Junior Stock with respect to distributions upon liquidation.

          d. NOTICE. Written notice of any liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series B Senior Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

     5.   VOTING RIGHTS.

          a. In addition to any rights afforded by law, the holder of each share of Series B Senior Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Senior Preferred Stock could then be converted on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock, Series A Senior Preferred Stock and Series A-P Preferred Stock, as one class, and, with respect to such vote, such holder shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and applicable law. b. So long as any shares of Series B Senior Preferred Stock are outstanding, the Corporation shall not, without the affirmative consent of a majority of the Series B Senior Preferred Stock (i) amend, alter or repeal any of the provisions of its Articles of Incorporation which would in any way adversely affect the rights of the holders of Series B Senior Preferred Stock or (ii) issue any shares of Series B Senior Preferred Stock other than pursuant to the terms of the Purchase Agreement.

          c. In any case in which the holders of Series B Senior Preferred Stock shall be entitled to vote as a separate class pursuant to Florida law or this Certificate of Designation (excluding paragraph 5(a) above), each holder of Series B Senior Preferred Stock shall be entitled to one vote for each share of Series B Senior Preferred Stock.

     6.   CONVERSION OF SERIES B SENIOR PREFERRED STOCK.

          a. OPTIONAL CONVERSION. At any time and from time to time, each share of Series B Senior Preferred Stock may be converted, at the option of the holder thereof, in the manner hereinafter provided, into fully paid and nonassessable shares of Common Stock at its then effective Conversion Rate (as defined below); PROVIDED, HOWEVER, that on any liquidation or winding up of the affairs of the Corporation, the right of conversion shall terminate at the close of business on the Business Day preceding the date fixed for payment of any amounts distributable on liquidation to the holders of Series B Senior Preferred Stock.

          b. CONVERSION RATE. (i) The initial conversion rate for the Series B Senior Preferred Stock shall be one (1) share of Common Stock for each share of Series B Senior Preferred Stock surrendered for conversion (as in effect from time to time, the "CONVERSION RATE"). The Conversion Rate from time to time in effect is subject to adjustment as provided in paragraph 6(d) hereof.

               (ii) Whenever the Conversion Rate shall be adjusted as provided in paragraph 6(d) hereof, the Corporation shall forthwith file at each office designated to accept the conversion of Series B Senior Preferred Stock, a statement, signed by the President, any Vice President or the Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series B Senior Preferred Stock at his or its address appearing on the stock register.

          c. CONVERSION MECHANICS. (i) In order to exercise the foregoing conversion privilege, a holder of Series B Senior Preferred Stock shall surrender to the Corporation at its principal offices, or to any transfer agent for the Corporation, (A) the certificate(s) representing such shares of Series B Senior Preferred Stock to be converted, (B) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series B Senior Preferred Stock to the Corporation free of any adverse interest, and (C) a written notice to the Corporation that such holder has elected to convert all such shares into Common Stock or, if less than all shares represented by such certificate are to be converted, the portion of the shares represented thereby to be converted. Such notice shall also state the name or names (with addresses) in which the certificates for shares issuable upon such conversion shall be issued. Series B Senior Preferred Stock shall be deemed converted for all purposes including without limitation the taking of a record date for a meeting of the stockholders of the Corporation, upon receipt by the Corporation or its transfer agent of the items listed in clauses (A), (B) and (C) above.

               (ii) Upon conversion of any certificate evidencing Series B Senior Preferred Stock which is converted in part only, the Corporation shall cause to be executed and delivered to the holder thereof, at the expense of the Corporation, a new certificate evidencing the balance of the Series B Senior Preferred Stock which was not so converted.

               (iii) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares which all shares of Series B Senior Preferred Stock from time to time outstanding are convertible.

          d. ANTI-DILUTION PROVISIONS. In order to prevent dilution of the rights granted hereunder, the Conversion Rate shall be subject to adjustment from time to time in accordance with this paragraph 6(d). Upon each adjustment of the Conversion Rate, the record holder of shares of Series B Senior Preferred Stock shall thereafter be entitled to acquire upon exercise, the number of shares of the Corporation's Common Stock equal to the Conversion Rate; PROVIDED that, notwithstanding anything in this paragraph 6(d) to the contrary, no adjustment shall be made to the Conversion Rate for (i) the issuance of any Series B Senior Preferred Stock pursuant to the Purchase Agreement and (ii) any dividend or distribution made on the Common Stock which is contemporaneously made to the holders of Series B Senior Preferred Stock pursuant to paragraph 3 hereof. To the extent that as a result of any conversion of the Series B Senior Preferred Stock the Corporation would be obligated to issue a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder), then the Corporation shall issue a number of shares of Common Stock upon such conversion rounded to the nearest whole share.

               (i) CERTAIN ISSUANCES OF SECURITIES. If the Corporation shall at any time after the initial date of issuance of the Series B Senior Preferred Stock, issue any shares of Common Stock, or convertible preferred stock, warrants, options, rights or other securities convertible into or exchangeable or exercisable for shares of Common Stock (collectively, the "NEWLY ISSUED SECURITIES") for a consideration (paid in cash, securities or other property) per share less than the Trigger Value of such Newly Issued Securities, then the Conversion Rate shall be adjusted to an amount equal to (x) the Applicable Percentage (determined immediately prior to such issuance) of a fraction, the numerator of which equals the Fully Diluted Shares (after giving effect to the issuance of the Newly Issued Securities), and the denominator of which equals the number of shares of Series B Senior Preferred Stock then outstanding. For the purposes of any adjustment of the Conversion Rate pursuant to this clause (i), the following provisions shall be applicable:

                    (A) In the case of the  issuance  of Common  Stock for cash, the consideration shall be deemed to be the amount of cash received by the Corporation therefor.

                    (B) In the  case  of the  issuance  of  Common  Stock  for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the "fair value" of such consideration as determined in the good faith judgment of the Board of Directors of the Corporation; PROVIDED, HOWEVER, that the holders of a majority of the Series B Senior Preferred Stock may in good faith refer the question of valuation for final settlement to a nationally recognized investment banking firm designated by such holders, and the cost relating to the retention of such firm shall be borne by the Corporation.

                    (C) In the case of the  issuance  of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                         (1) the  aggregate  maximum  number of shares of Common
                    Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and

                    (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                         (2) the  aggregate  maximum  number of shares of Common
                    Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

                         (3) on any change in the  number of shares or  exercise
                    price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have obtained had the adjustment made at the time of the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change; and

                         (4) on the  expiration  of any such  options or rights,
                    the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Rate shall forthwith be readjusted to such Conversion Rate had such options, rights, securities or options or rights related to such securities not been issued.

                    (D) In the  case  of the  issuance  of any of the  types  of securities referenced in clause (C) above in connection with the issue and sale of other securities of the Corporation together comprising one integral transaction in which no specific consideration is allocated to such securities by the parties thereto, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors; PROVIDED, HOWEVER, that the holders of a majority of the Series B Senior Preferred Stock may in good faith refer the question of valuation for final settlement to a nationally recognized investment banking firm designated by such holders, and the cost relating to the retention of such firm shall be borne by the Corporation.

               (ii) SUBDIVISION, COMBINATION, DIVIDEND OR DISTRIBUTION OF COMMON STOCK. In case the Corporation shall at any time (a) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (b) combine its outstanding shares of Common Stock into a smaller number of shares or (c) declare a distribution (other than a dividend which the Series B Senior Preferred is entitled to pursuant to Section 3 hereof) payable to its holders of Common Stock in additional shares of Common Stock, then the Conversion Rate in effect shall forthwith be adjusted to that ratio determined by multiplying the Conversion Rate in effect immediately prior to such subdivision, combination, grant, dividend or distribution by a fraction, the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such subdivision, combination or distribution, and the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such subdivision, combination or distribution.

               (iii) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Corporation (except in respect of transactions described in paragraph 6(d)(ii)) or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to, or in exchange for, Common Stock, then as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision will be made whereby the holders of Series B Senior Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such Series B Senior Preferred Stock, such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of Series B Senior
          Preferred Stock. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock outstanding immediately prior to such merger or consolidation, the Conversion Rate in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

               (iv)

                    (A) If any  event  occurs  of the type  contemplated  by the provisions of this paragraph 6(d) but not expressly provided for by such provisions, the Board of Directors will determine whether to make appropriate adjustments to the Conversion Rate as may be necessary fully to carry out the adjustments contemplated by this paragraph 6(d). In the event the Board of Directors is unable to make such determination, an appraiser shall be selected by the Board of Directors with the consent of the holder or holders of a majority (by number of shares) of Series B Senior Preferred Stock, which consent shall not be unreasonably withheld.

                    (B) The  Corporation  will not, by amendment of its Articles of Incorporation or bylaws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation hereunder but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series B Senior Preferred Stock against impairment.

               (v) In the event that (a) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, (b) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in connection with such event, the Corporation shall give to the holders of the Series B Senior Preferred Stock:

                    (A) at least  twenty (20) days prior  written  notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                    (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place.

                    Such  notice in  accordance  with the  foregoing  clause (A)
               shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause
               (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series B Senior Preferred Stock at the address of each such holder as shown on the books of the Corporation.

                    The  foregoing  anti-dilution  provisions  set forth in this paragraph 6(d) may be amended or waived, in whole or in part and in writing, by a majority of the holders of the Series B Senior Preferred Stock.

     7.   REDEMPTION.

          a. Each share of Series B Senior Preferred Stock shall, at the sole election of the Corporation, be redeemed at any time after the closing of a Qualifying Public Offering (as defined in the Purchase Agreement) and upon delivery of the notice set forth in paragraph 7(b), which notice shall conclusively evidence such election by the Corporation. The redemption price for the shares of Series B Senior Preferred Stock redeemed pursuant to this paragraph 7 shall be paid to an Investor by certified check or by wire transfer of immediately available funds denominated in U.S. dollars to one or more accounts designated by such Investor to the Corporation in an amount equal to the greater of the Investor's Pro Rata Share (as such term is defined in the Purchase Agreement) of (i) the Fair Market Value (as such term is defined in the Purchase Agreement) of the Series B Senior Preferred Stock relating to the Common Stock into which the shares of Series B Senior Preferred Stock being redeemed are convertible, determined at the time of the notice set forth in paragraph 7(b), or (ii) $3,000,000.

          b. If the Corporation elects to cause a redemption as set forth in paragraph 7(a), all holders of record of shares of Series B Senior Preferred Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for redemption of all of such shares of Series B Senior Preferred Stock pursuant to this paragraph 7. Such notice will be sent by mail, first class, postage prepaid, or overnight courier to each record holder of shares of Series B Senior Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for redemption each holder of shares of Series B Senior Preferred Stock shall surrender his or its certificates or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive the redemption proceeds to which such holder is entitled pursuant to this paragraph 7. On the date fixed for redemption, all rights with respect to the Series B Senior Preferred Stock so redeemed will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive the redemption proceeds into which such Series B Senior Preferred Stock has been redeemed, including payment of any accrued and unpaid dividends thereon. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Series B Senior Preferred Stock which are required to be surrendered for redemption in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series B Senior Preferred Stock represented thereby redeemed for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

     8. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

     9. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series B Senior Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to paragraph 5, be amended from time to time) and in the Articles of Incorporation.

     10. HEADINGS. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     11. DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

          "APPLICABLE PERCENTAGE" means, as of any date of determination, the percentage of the Fully Diluted Shares represented by the number of shares of Common Stock issuable upon conversion of all then outstanding Series B Senior Preferred Stock.

          "ARTICLES OF INCORPORATION" shall have the meaning ascribed to it in the second paragraph of this Certificate.

          "AVAILABLE ASSETS" shall have the meaning ascribed to it in paragraph 4(a) hereof.

          "BOARD OF DIRECTORS" shall have the meaning ascribed to it in the first paragraph of this Certificate.

          "BUSINESS DAY" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

          "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participation, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights to purchase, warrants or options exchangeable for or convertible into such capital stock (including any debt security that is exchangeable for or convertible into such capital stock).

          "COMMON STOCK" shall have the meaning ascribed to it in paragraph 2 hereof.

          CONVERSION RATE" shall have the meaning ascribed to it in paragraph 6(b) hereof.

          "CORPORATION" means Thrucomm, Inc., a Florida corporation, and its successors and assigns.

          "FULLY DILUTED SHARES" means, when used with reference to Common Stock, the number of shares of Common Stock outstanding at such date and Common Stock of the Corporation issuable in respect of any warrants, options or convertible securities.

          "JUNIOR STOCK" shall have the meaning ascribed to it in paragraph 2 hereof.

          "LIQUIDATION PAYMENT" shall have the meaning ascribed to it in paragraph 4(b) hereof.

          "LIQUIDATION PREFERENCE" shall have the meaning ascribed to it in paragraph 4(a) hereof.

          "PARITY STOCK" shall have the meaning ascribed to it in paragraph 2 hereof.

          "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of January __, 1998, among the Corporation and the Investors party thereto, relating to the issuance of the Series B Senior Preferred Stock.

          "REMAINDER AVAILABLE ASSETS" shall have the meaning ascribed to it in paragraph 4(b) hereof.

          "RESTRICTED JUNIOR PAYMENTS" shall have the meaning ascribed to it in paragraph 3 hereof.

          "SENIOR STOCK" shall have the meaning ascribed to it in paragraph 2 hereof.

          "SERIES A SENIOR PREFERRED STOCK" shall have the meaning ascribed to it in paragraph 2 hereof.

          "SERIES A-P PREFERRED STOCK" shall have the meaning ascribed to it in paragraph 2 hereof.

          "SERIES B SENIOR PREFERRED STOCK" shall have the meaning ascribed to it in paragraph 1 hereof.

          "SUBSIDIARY" means, with respect to any Person, (i) any Person more than fifty percent (50%) of the voting securities, having ordinary voting power, of which is owned directly or indirectly by such Person or by one or more other Subsidiaries of such Person or such Person in conjunction with one or more other Subsidiaries of such Person or (ii) any other Person more than fifty percent (50%) of the voting interest of which is owned directly or indirectly by such Person or by one or more Subsidiaries of such Person or by such Person in conjunction with one or more other Subsidiaries of such Person.

          "TRIGGER VALUE" means, as of any date of determination with respect to the issuance of Newly Issued Securities, the amount determined by dividing $33,000,000 by the number of Fully Diluted Outstanding Shares (prior to giving effect to the issuance of such Newly Issued Securities).

     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 607.0602(4) of the Florida Business Corporation Act.

     IN WITNESS WHEREOF, THRUCOMM, INC. has caused its corporate seal to be affixed hereunto and this Certificate to be duly executed by its President and attested to by its Secretary, this ____ day of January, 1998.


                                      THRUCOMM, INC.

                                      By:_________________________
                                      Name:  Mark J. Giannini

                                      Title: President




[Corporate Seal]

Attest:

By:_______________________________
Name:   John F. Kolenda

Title:  Secretary